Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151007 on Form S-3 and Registration Statement No. 333-166630 on Form S-8 of our reports dated February 23, 2011, relating to the consolidated financial statements and financial statement schedules of Inland Western Retail Real Estate Trust, Inc., and subsidiaries, (the “Company”) (which reports express an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for noncontrolling interests), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Inland Western Retail Real Estate Trust, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 23, 2011